Item 77C

The Fund held its 2012 annual meeting of shareholders on April 25, 2012, for the purpose of considering and voting upon the following proposals:

The results of voting were as follows (by number of shares):

Proposal 1: For nominees to the Board of Directors
Fergus Reid, III1
In favor   11,061,033
Against/Withheld  536,209
William J. Armstrong1
In favor   11,097,841
Against/Withheld  499,402
John F. Finn1
In favor   11,113,277
Against/Withheld  483,966
Dr. Matthew Goldstein1
In favor   11,078,058
Against/Withheld  519,185
Robert J. Higgins1
In favor   11,118,703
Against/Withheld  478,540
Frankie D. Hughes1
In favor   11,107,397
Against/Withheld  489,846
Peter C. Marshall1
In favor   11,115,280
Against/Withheld  481,963
Marilyn McCoy1
In favor   11,096,328
Against/Withheld  500,915
William G. Morton, Jr.1
In favor   11,063,082
Against/Withheld  534,161
Dr. Robert A. Oden, Jr.1
In favor   11,080,913
Against/Withheld  516,330
Leonard M. Spalding, Jr.1
In favor   11,060,977
Against/Withheld  536,266
Frederick W. Ruebeck2
In favor   1,571
Against/Withheld  19
James J. Schonbachler2
In favor   1,571
Against/Withheld  19

1 Elected by the holders of the Fund's Auction Rate Preferred Stock and Common Stock voting together as a single class.
2 Elected by holders of the Fund's Auction Rate Preferred Stock voting separately as a class.